Exhibit 10.51

Form of HCA Holdings, Inc.

Performance Share Unit Agreement

This PERFORMANCE SHARE UNIT AGREEMENT (this “Agreement”) is made and entered into as of the          day of                     , 20     (the “Grant Date”), between HCA Holdings, Inc., a Delaware corporation (together with its Subsidiaries and Affiliates, as applicable, the “Company”), and [Participant Name], (the “Grantee”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Company’s 2006 Stock Incentive Plan for Key Employees of HCA Holdings, Inc. and its Affiliates, as Amended and Restated (the “Plan”).

WHEREAS, the Company has adopted the Plan, which permits the issuance of Other Stock-Based Awards, including an award that provides the right to receive Shares upon the completion of the attainment of performance objectives (a “Performance Share Unit”); and

WHEREAS, in the Compensation Committee of Board of Directors of the Company or a subcommittee thereof (or if no such committee is appointed, the Board of Directors of the Company) (each, the “Committee”) has determined that Grantee is entitled to an award thereunder, a portion of which is payable as a Performance Share Unit award under the Plan;

NOW, THEREFORE, the parties hereto agree as follows:

PERFORMANCE SHARE UNIT GRANT

Grantee:	[Participant Name]
[ParticipantAddress]

Target Number of Performance Share Units Granted Hereunder (“Target Award”):	[Award]

Grant Date:	[Grant Date]

1.	Grant of Performance Share Unit Award.

1.1 The Company hereby grants to the Grantee the award (“Award”) of Performance Share Units (“PSUs”) set forth above on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. A bookkeeping account will be maintained by the Company to keep track of the PSUs and any dividend equivalent units that may accrue as provided in Section 3.

1.2 The Grantee’s rights with respect to the Award shall remain forfeitable at all times prior to the dates on which the PSUs shall vest in accordance with Section 2 hereof. This Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Grantee other than by will or the laws of descent and distribution. Any sale, assignment, transfer, pledge, hypothecation, loan or other disposition other than in accordance with this Section 1.2 shall be null and void.

2.	Vesting and Payment.

2.1 General. Except as provided in Section 2.2, Section 2.3 or Section 2.4, the Award shall vest as of the end of the Performance Period (as defined in this Section 2.1(a)) (the “Normal Vesting Date”), but only if (a) and to the extent the Company has achieved the performance targets over the period (the “Performance Period”) set forth on Exhibit A attached hereto as certified by the Committee, and (b) the Grantee has remained in service with the Company continuously until the Normal Vesting Date. The number of PSUs that vest may be greater than or less than the Target Award, as more specifically set forth on Exhibit A.

2.2 Death; Disability; Retirement; Involuntary Termination Without Cause.

(a) Notwithstanding Section 2.1, in the event the Grantee’s employment with the Company terminates prior to the Normal Vesting Date on account of Grantee’s death, Grantee shall immediately vest in a number of PSUs equal to the Target Award, multiplied by a fraction, the numerator of which is the number of days during the Performance Period during which Grantee was employed by the Company, and the denominator of which is the total number of days in the Performance Period (such fraction, the “Proration Factor”); provided, that this Section 2.2(a) shall not apply if Grantee’s death occurs prior to the first anniversary of the Grant Date.

(b) Notwithstanding Section 2.1, in the event of the Grantee’s employment with the Company terminates prior to the Normal Vesting Date on account of Grantee’s Permanent Disability, Grantee shall vest on the Normal Vesting Date in a number of PSUs equal to the number of PSUs that would have vested if the Grantee had remained employed with the Company until the Normal Vesting Date (based on the attainment of the performance targets determined by the Committee in accordance with Exhibit A hereto), multiplied by the Proration Factor; provided, that this Section 2.2(b) shall not apply if Grantee’s employment terminates prior to the first anniversary of the Grant Date. Any such PSUs shall settle at the time set forth in Section 2.5 as if they had vested on the Normal Vesting Date, or if earlier, upon the determination of the number of PSUs that shall be eligible to vest in connection with a Change in Control as described in Section 2.4. For purposes of this Agreement, “Permanent Disability” shall have the meaning as set forth in any employment agreement between Grantee and the Company, or if there is no such employment agreement, as defined in the long-term disability plan of the Company.

(c) Notwithstanding Section 2.1, in the event Grantee’s employment terminates on account of Retirement or as a result of an involuntary termination without Cause by the Company, Grantee shall vest on the Normal Vesting Date in a number of PSUs equal to the number of PSUs that would have vested if the Grantee had remained employed with the Company until the Normal Vesting Date (based on the attainment of the performance targets determined by the Committee in accordance with Exhibit A hereto), multiplied by the Proration Factor; provided, that this Section 2.2(c) shall not apply if Grantee’s employment terminates prior to the first anniversary of the Grant Date. Subject to Section 2(d), any such PSUs shall settle at the time set forth in Section 2.5 as if they had vested on the Normal Vesting Date, or if earlier, upon the determination of the number of PSUs that shall be eligible to vest in connection with a Change in Control as described in Section 2.4.

For purposes of this Agreement, unless otherwise defined in any other contractual agreement between Grantee and the Successor, (1) “Retirement” means Grantee’s resignation from service with the Company (i) after attaining 65 years of age, or (ii) after attaining 55 years of age and completing ten years of service with the Company; and (2) “Cause” means “Cause” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Grantee and the Company, or, if there is no such employment or change-in-control agreement, “Cause” shall mean (i) willful and continued failure by Grantee (other than by reason of a Permanent Disability) to perform his or her material duties with respect to the Company which continues beyond ten (10) business days after a written demand for substantial performance is delivered to Grantee by the Company (the “Cure Period”); (ii) willful or intentional engaging by Grantee in material misconduct that causes material and demonstrable injury, monetarily or otherwise, to the Company; (iii) conviction of, or a plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor for which a sentence of more than six months’ imprisonment is imposed; or (iv) Grantee’s engaging in any action in breach of restrictive covenants made by Grantee under any agreement containing restrictive covenants (e.g., covenants not to disclose confidential information, to compete with the business of the Company or to solicit the employees thereof to terminate their employment) or any employment or change-in-control agreement between the Grantee and the Company, which continues beyond the Cure Period (to the extent that, in the Company reasonable judgment, such breach can be cured).

(d) In the event Grantee’s employment has terminated as described in Section 2.2(b) or Section 2.2(c), and Grantee subsequently dies more than six months prior to the Normal Vesting Date, the provisions of Section 2(b) or Section 2(c) shall be applied as if the performance targets had been achieved at the 100% Target Award level, and the applicable number of PSUs (after applying the applicable proration) shall immediately thereupon vest.

2.3 Termination of Employment. Except as provided in Section 2.2, Section 2.4 or as otherwise provided by the Committee, if the Grantee’s service as an employee of the Company terminates for any reason, the Grantee shall forfeit all rights with respect to all PSUs that are not vested on such date.

2.4 Change in Control. Upon the occurrence of a Change in Control (the definition of which is set forth on Schedule A attached hereto),

(a) Subject to Section 2.4(c), in the event the entity surviving the Change in Control (together with its Affiliates, the “Successor”) assumes the Award granted hereby, (1) any in process Performance Periods shall end upon the date immediately preceding the Change in Control, (2) the number of PSUs that shall be eligible to vest shall be the Target Award, (3) such Target Award shall vest on the Normal Vesting Date, provided that Grantee remains employed with the Successor through the Normal Vesting Date and (4) notwithstanding Section 2.3 and the previous clause, in the event the Grantee’s employment with the Successor is terminated without Cause by the Successor, or terminates for Good Reason by the Grantee or on account of Grantee’s death or Disability prior to the Normal Vesting Date, the Target Award shall immediately vest and the applicable shares be released to the Grantee (or Grantee’s estate or other legal representative) upon the Grantee’s termination of employment.

(b) In the event the Successor does not assume the Award granted hereby, a number of PSUs equal to the Target Award shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 2.5.

(c) In the event Grantee is Retirement eligible at the time of a Change in Control and the Successor assumes the Award granted hereby, a number of PSUs equal to the Target Award, multiplied by the Proration Factor applied as if the Grantee’s employment terminated on account of Retirement on the effective date of the Change in Control, shall vest as of the effective date of the Change in Control and the appropriate number of Shares shall be released in accordance with Section 2.5. In addition, a number of PSUs equal to the difference between the Target Award and the number of PSUs settled on the effective date of the Change in Control shall remain unvested but shall become eligible to vest under terms and conditions similar to those set forth in Section 2.4(a)(3) and Section 2.4(a)(4).

(d) For purposes of this Agreement, unless otherwise defined in any other contractual agreement between Grantee and the Successor, “Good Reason” shall mean “Good Reason” as such term may be defined in any employment agreement or change-in-control agreement in effect at the time of termination of employment between the Grantee and the Successor, or, if there is no such employment or change-in-control agreement, “Good Reason” shall mean (i) (A) a reduction in Grantee’s base salary (other than a general reduction in base salary that affects all similarly situated employees (defined as all employees within the same Successor pay grade as that of Grantee) in substantially the same proportions that the Successor implements in good faith, if any); (B) a reduction in Grantee’s annual incentive compensation opportunity; or (C) the reduction of benefits payable to Grantee under the Company’s Supplemental Executive Retirement Plan (if Grantee is a participant in such plan), in each case other than any isolated, insubstantial and inadvertent failure by the Successor that is not in bad faith and is cured within ten (10) business days after Grantee gives the Successor written notice of such event; provided that the events described in (i)(A) or (i)(B) above will not be deemed to give rise to Good Reason if employment is terminated, but Grantee declines an offer of employment involving a loss of compensation of less than 15% from the Successor; (ii) a substantial diminution in Grantee’s title, duties and responsibilities, other than any isolated, insubstantial and inadvertent failure by the Successor that is not in bad faith and is cured within ten (10) business days after Grantee gives the Successor written notice of such event; or (iii) a transfer of Grantee’s primary workplace to a location that is more than twenty (20) miles from his or her workplace as of the date of this Agreement; provided that Good Reason shall not be deemed to occur merely because Grantee’s willful decision to change position or status within the Successor causes one or more of the occurrences described in (i), (ii), or (iii) to come about. For purposes of this Section 2.4, the definitions of “Cause” and “Permanent Disability” shall be applied with respect to the Successor as well as the Company.

2.5 Settlement. The Grantee shall be entitled to settlement of the PSUs covered by this Agreement at the time that such PSUs vest pursuant to Section 2.1, Section 2.2 or Section 2.4, as applicable, or if applicable, the date on which the Committee provides the certification set forth in Section 2.1(a) (any such date, the “Settlement Date”). Such settlement shall be made as promptly as practicable thereafter (but in no event after the thirtieth day following the Settlement Date), through the issuance to the Grantee (or to the executors or administrators of Grantee’s estate in the event of the Grantee’s death) of a stock certificate (or evidence such Shares have been registered in the name of the Grantee with the relevant stock agent) for a number of Shares equal to the number of such vested PSUs and any Dividend Equivalent Units that may have accrued pursuant to Section 3 hereof; provided, that any cash-based dividend equivalent rights granted pursuant to Section 3 hereof and any fractional Dividend Equivalent Units shall be paid in cash when (and only if) the PSUs to which they relate settle to the Grantee.

2.6 Withholding Obligations. Except as otherwise provided by the Committee, upon the settlement of any PSUs subject to this Award, the Company shall reduce the number of Shares (and the amount of cash, in the case of cash-based dividend equivalent rights) that would otherwise be issued to the Grantee upon settlement of the Award by a number of Shares (and cash, if applicable) having an aggregate Fair Market Value on the date of such issuance equal to the payment to satisfy the minimum withholding tax obligation of the Company with respect to which the Award is being settled.

3.	Dividend Rights.

The Grantee shall receive dividend equivalent rights in respect of the PSUs covered by this Award at the time of any payment of dividends to stockholders on Shares. At the Company’s option, the PSUs will be credited with either (a) additional Performance Share Units (the “Dividend Equivalent Units”) (including fractional units) for cash dividends paid on shares of the Company’s Common Stock by (i) multiplying the cash dividend paid per Share by the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid, and (ii) dividing the product determined above by the Fair Market Value of a Share, in each case, on the date the dividend record date, or (b) a cash amount equal to the amount that would be payable to the Grantee as a stockholder in respect of a number of Shares equal to the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid as of the dividend record date; provided, that cash-based dividend equivalents shall be credited unless the Committee affirmatively elects to credit Dividend Equivalent Units. The PSUs will be credited with Dividend Equivalent Units for stock dividends paid on shares of the Company’s Common Stock by multiplying the stock dividend paid per Share by the number of PSUs (and previously credited Dividend Equivalent Units) outstanding and unpaid on the dividend record date. Each Dividend Equivalent Unit shall have a value equal to one Share. Each Dividend Equivalent Unit or cash dividend equivalent right will vest and be settled or payable at the same time as the PSU to which the dividend equivalent right relates. For the avoidance of doubt, no dividend equivalent rights shall accrue under this Section 3 in the event that any dividend equivalent rights or other applicable adjustments pursuant to Section 5 hereof provide similar benefits.

4.	No Right to Continued Service.

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon the Grantee any right to continue service as an officer or employee of the Company.

5.	Adjustments.

The provisions of Section 8 and Section 9 of the Plan are hereby incorporated by reference, and the PSUs (and any Dividend Equivalent Units) are subject to such provisions. Any determination made by the Committee or the Board pursuant to such provisions shall be made in accordance with the provisions of the Plan and shall be final and binding for all purposes of the Plan and this Agreement.

6.	Administration Subject to Plan.

The Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. The terms of this Agreement are governed by the terms of the Plan, and in the case of any inconsistency between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall govern. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award.

7.	Modification of Agreement.

Subject to the restrictions contained in Sections 6 and 10 of the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, the Award, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would adversely affect the rights of the Grantee or any holder or beneficiary of the Award in more than a de minimis way shall not to that extent be effective without the consent of the Grantee, holder or beneficiary affected.

8.	Section 409A.

Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, the settlement of the PSUs (including any dividend equivalent rights related thereto) to be made to the Grantee pursuant to this Agreement is intended to qualify as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Regulations and this Agreement shall be interpreted consistently therewith. However, under certain circumstances, settlement of the PSUs or any dividend equivalent rights may not so qualify, and in that case, the Committee shall administer the grant and settlement of such PSUs and any dividend equivalent rights in strict compliance with Section 409A of the Code. Further, notwithstanding anything herein to the contrary, if at the time of a Participant’s termination of employment with the Company and all Service Recipients, the Participant is a “specified employee” as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of service is necessary in order to prevent the imposition of any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) to the minimum extent necessary to satisfy Section 409A of the Code until the date that is six months and one day following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code), if such payment or benefit is payable upon a termination of employment. For purposes of this Agreement, a “termination of employment” shall have the same meaning as “separation from service” under Section 409A of the Code and Grantee shall be deemed to have remained employed so long as Grantee has not “separated from service” with the Company or Successor. Each payment of PSUs (and related dividend equivalent units) constitutes a “separate payment” for purposes of Section 409A of the Code.

9.	Severability.

If any provision of this Agreement is, or becomes, or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or the Award, or would disqualify the Plan or Award under any laws deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award, and the remainder of the Plan and Award shall remain in full force and effect.

10.	Governing Law.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without giving effect to the conflicts of law principles thereof, except to the extent that such laws are preempted by Federal law.

11.	Successors in Interest.

This Agreement shall inure to the benefit of and be binding upon any successor to the Company. This Agreement shall inure to the benefit of the Grantee’s legal representatives. All obligations imposed upon the Grantee and all rights granted to the Company under this Agreement shall be binding upon the Grantee’s heirs, executors, administrators and successors.

12.	Resolution of Disputes.

Any dispute or disagreement which may arise under, or as a result of, or in any way related to, the interpretation, construction or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Grantee and the Company for all purposes.

13.	Notices.

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company in care of its Secretary or its designee, and any notice to be given to the Grantee shall be addressed to him at the address (including an electronic address) then reflected in the Company’s books and records. By a notice given pursuant to this Section 13, either party may hereafter designate a different address for notices to be given to him. Any notice, which is required to be given to the Grantee, shall, if the Grantee is then deceased, be given to the Grantee’s personal representative if such representative has previously informed the Company of his status and address by written notice under this Section 13. Any notice shall have been deemed duly given when (i) delivered in person, (ii) delivered in an electronic form approved by the Company, (iii) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service, or (iv) enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with fees prepaid) in an office regularly maintained by FedEx, UPS, or comparable non-public mail carrier.

IN WITNESS WHEREOF, the parties have caused this Performance Share Unit Agreement to be duly executed effective as of the day and year first above written.

HCA Holdings, Inc.

By:

Grantee:

(electronically accepted)

Schedule A

Definition of Change in Control

For purposes of this Agreement, the term “Change in Control” shall mean, in lieu of any definition contained in the Plan:

(i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person or Group other than an employee benefit plan (or trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power of its voting equity securities or equity interest is owned, directly or indirectly, by the Company (a “Permitted Holder”); or

(ii) any Person or Group, other than a Permitted Holder, becomes the Beneficial Owner (as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) (except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time)), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company (or any entity which controls the Company), including by way of merger, consolidation, tender or exchange offer or otherwise; or

(iii) a reorganization, recapitalization, merger or consolidation (a “Corporate Transaction”) involving the Company, unless securities representing more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction (or the parent of such corporation) are Beneficially Owned subsequent to such transaction by the Person or Persons who were the Beneficial Owners of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) during any period of 12 months, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office.

Exhibit A

HCA Holdings, Inc.

2016 Performance Share Unit Award

Performance Targets

1. Target Award. The target number of PSUs for the Grantee is as set forth on the first page of the Award Agreement. For the avoidance of doubt, all percentages associated with the Award shall be of the Target Award.

2. Performance Period. The Performance Period for this Award shall begin on January 1, 2016 and end on December 31, 2018.

3. Performance Goal. The “Performance Goal” for this Award is Cumulative EPS over the Performance Period. For purposes of this Exhibit A, Cumulative EPS means the sum of the Company’s “diluted earnings per share” of each of the three fiscal years of the Company within the Performance Period as reported in the Company’s audited financial statements for each such year, adjusted to exclude the effects of: (a) gains or losses on sales of facilities, (b) gains or losses on extinguishment of debt, (c) asset or investment impairment charges, (d) legal claim costs (disclosed as separate line item in consolidated income statement), (e) expenses, or adjustments to expenses, for share-based compensation recognized under ASC Topic 718 related to the Performance Share Units that results from EPS performance above or below the Target EPS during the Performance Period, (f) gains or losses on acquisition or disposition of controlling interest in equity investment or consolidated entity, and (g) any other gains, expenses or losses resulting from significant, unusual and/or nonrecurring events, as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report for the applicable fiscal year, as determined in good faith by the Board or the Committee.

4. Percentage of PSUs Earned. Following the end of the Performance Period, the Committee will determine the extent to which PSUs have become earned and shall vest according to the following schedule:

Cumulative EPS	Percentage of Target PSUs Earned
Greater than or equal to 120% of Target EPS	200%
100% of Target EPS	100%
80% of Target EPS	25%
Less than 80% of Target EPS	0%

Thus, up to 200% of the Target Award may be earned if maximum performance is achieved for the Performance Period. Vesting related to performance between the percentages of Target EPS listed above will be determined by straight line interpolation. Any PSUs not earned and vested as provided above on the applicable determination date shall be forfeited.